Exhibit 5.1

July 21, 2011

Great Lakes Dredge & Dock Corporation

2122 York Road

Oak Brook, Illinois 60523

Re:	Great Lakes Dredge & Dock Corporation Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Great Lakes Dredge & Dock Corporation, a Delaware corporation (the “Company”), in connection with the registration statement on Form S-4 (the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), pertaining to the registration by the Company of $250,000,000 in aggregate principal amount of the Company’s 7.375% Senior Notes due 2019 (the “Exchange Notes”), to be guaranteed (the “Guarantees”) by the additional registrants listed in the Registration Statement (the “Additional Registrants”). The Exchange Notes are to be issued in exchange (“Exchange Offer”) for a like principal amount of the Company’s outstanding 7.375% Senior Notes due 2019 (the “Outstanding Notes”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus (as hereinafter defined) other than as to enforceability, as specified herein, of the Exchange Notes and the Guarantees.

In rendering the opinions set forth herein, we have reviewed the originals or copies, identified to our satisfaction, of the following transaction documents, in each case in the form executed by the parties thereto (the “Transaction Documents”):

(a)	a draft of the Registration Statement in the form in which it will be filed, which includes a form of prospectus (the “Prospectus”);

(b)	the Indenture dated as of January 28, 2011 between the Company, the guarantors party thereto and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture dated as of May 6, 2011 between the Company, the guarantors party thereto and the Trustee (together, the “Indenture”);

(c)	specimens of the certificates representing the Exchange Notes;

(d)	the other documents delivered by or on behalf of the Company and the Trustee as of the date hereof in connection with the delivery of the Exchange Notes; and

NEAL, GERBER & EISENBERG LLP

Great Lakes Dredge & Dock Corporation

July 21, 2011

(e)	copies of certificates and other documents as we deemed necessary to render such opinions.

We have also reviewed originals or copies, identified to our satisfaction, of the following corporate documents (the “Corporate Documents”):

(a)	certified copies of the Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and the Third Amended and Restated Bylaws of the Company (the “Bylaws”);

(b)	certified copies of the certificate of incorporation and the bylaws (or similar organizational documents) of each of the Additional Registrants;

(c)	a certified copy of resolutions adopted by the Board of Directors of the Company on January 16, 2011 and by the Pricing Committee of the Company on January 25, 2011; and

(d)	a certified copy of resolutions adopted by the Board of Directors, Board of Managers or similar governing bodies, as applicable, of each of the Additional Registrants, in each case dated January 25, 2011.

In our review, we have assumed the genuineness of all signatures, the legal capacity of all natural persons who have executed documents, the completeness and authenticity of all original documents reviewed by us and the conformity to complete and authentic originals of all copies of documents reviewed by us.

With respect to each party to a Transaction Document other than the Company, we have assumed that (a) such party is validly existing or qualified to do business and in good standing in all necessary jurisdictions, has the corporate or other requisite power and authority under all applicable laws and governing documents to execute, deliver and perform its obligations under each Transaction Document to which it is a party, has been duly authorized by all necessary corporate or other action on its part to execute, deliver and perform its obligations under each such Transaction Document, and has executed and delivered each such Transaction Document, and (b) each such Transaction Document constitutes the valid and binding obligation of such party, enforceable against such party in accordance with its terms. To the extent it may be relevant to the opinions expressed below, we have assumed (i) that the Registration Statement has become and remains effective under the Securities Act, and (ii) that the Indenture has been duly executed and delivered by the Trustee, the Indenture has been qualified under the Trust Indenture Act of 1939, as amended, and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture and that the Indenture constitutes a legal, valid and binding obligation of the Trustee.

NEAL, GERBER & EISENBERG LLP

Great Lakes Dredge & Dock Corporation

July 21, 2011

With respect to all parties to the Transaction Documents, we have assumed (a) there has been no mutual mistake of fact or misunderstanding, or fraud, duress or undue influence, in connection with the negotiation, execution or delivery of the Transaction Documents, (b) the conduct of all parties to the Transaction Documents has complied with all requirements of good faith, fair dealing and conscionability, and (c) there are and have been no agreements or understandings among the parties, written or oral, and there is and has been no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement or qualify the terms of any Transaction Document.

As to facts material to our opinions, we have relied without independent investigation or verification upon the accuracy of factual statements, including, representations of fact, (a) made by the Company in the Transaction Documents and (b) contained in certificates, agreements, oral or written statements or other records of or from public officials and officers and representatives of the Company and others and assumed compliance on the part of all parties to all agreements and documents with their covenants and agreements contained therein. Except as expressly set forth herein, we have not undertaken any independent investigation to determine the existence or absence of facts and no inference as to our knowledge or awareness concerning facts should be drawn from the fact that we have represented the Company or any affiliates of the Company in this or other matters.

Based upon and subject to the foregoing and to the limitations, qualifications and exceptions set forth below, we are of the opinion that when (i) the Registration Statement becomes effective and (ii) the Exchange Notes have been duly authenticated by the Trustee and executed and delivered by the Company in accordance with the terms of the Indenture and exchanged for the Outstanding Notes in accordance with the terms of the Exchange Offer, the Exchange Notes will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms; and the Guarantees will constitute valid and binding obligations of the Additional Registrants enforceable against the Additional Registrants in accordance with their terms.

Our opinions set forth above are subject to the following limitations, qualifications and exceptions:

(a) We are members of the Bar of the State of Illinois and we express no opinion herein concerning any laws other than the internal law of the State of Illinois, the federal law of the United States of America and the General Corporation Law of the State of Delaware (the “DGCL”). Furthermore, our opinion on each legal issue addressed in this letter is based solely on those provisions of Illinois law, federal law or the DGCL as in our experience are normally applicable to general business corporations not engaged in regulated business activities and to transactions of the type contemplated by the Transaction Documents, without having made any special investigation as to any other laws. Notwithstanding the foregoing, we express no opinion with respect to any (i) local or municipal laws, rules, regulations or executive orders,

NEAL, GERBER & EISENBERG LLP

Great Lakes Dredge & Dock Corporation

July 21, 2011

or (ii) federal or state laws, rules, regulations or executive orders concerning (A) antitrust or unfair competition matters, including those imposing notice or filing requirements; (B) banks or banking; (C) pensions or employee benefits; (D) bulk sales; (E) taxes; and (F) prevention of terrorism or money laundering. We have assumed the validity and constitutionality of each statute, rule, regulation or executive order covered by this opinion letter.

(b) We express no opinion herein as to any of the following which may be contained in the Transaction Documents: (i) choice of law provisions; (ii) provisions that affect the jurisdiction, venue or procedures of courts, including provisions to submit to the jurisdiction of a particular court, to designate a specific forum, to restrict access to courts, to waive the right to a jury trial, to waive an objection to venue; to waive service of process requirements that would otherwise be applicable or to establish (or which may be construed to establish) evidentiary standards; (iii) provisions that provide for recovery of costs and attorneys’ fees incurred in connection with any action, suit or proceeding; (iv) provisions that provide for indemnification, contribution, waiver or release to the extent such provisions may be limited or rendered unenforceable, in whole or in part, by applicable federal or state securities or criminal laws (or the policies underlying such laws); (v) provisions that release, exculpate or exempt a party from, or require indemnification for, liability for action or inaction constituting negligence, gross negligence, recklessness, willful misconduct or unlawful conduct; (vi) severability provisions; (vii) provisions that terms may not be waived or modified except in writing; (viii) provisions that restrict competition, including covenants not to compete or to interfere with business or employee relations and covenants not to solicit customers or to solicit or hire employees; (ix) provisions that require compounding of interest or the payment or accrual of interest on interest; (x) provisions that permit cumulative remedies or purport to or have the effect of compensating any party in amounts in excess of the actual loss suffered by such party; (xi) provisions for forfeitures or the recovery of amounts deemed to constitute penalties or for liquidated damages; (xii) provisions that grant any party the right to act without notice, demand or legal process; or (xiii) provisions that require a party to use “best efforts.”

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the captions “Legal Matters” in the Prospectus. In giving these consents, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Please be advised that certain attorneys in the firm are equity holders of the Company.

NEAL, GERBER & EISENBERG LLP

Great Lakes Dredge & Dock Corporation

July 21, 2011

This opinion letter is limited to the matters expressly set forth herein and no opinion is implied or may be inferred beyond the matters expressly set forth herein. We disclaim any obligation to notify you of any changes with respect to the matters addressed herein which may occur after the date of this opinion letter.

Very truly yours,

/s/ Neal, Gerber & Eisenberg LLP NEAL, GERBER & EISENBERG LLP